January 29, 2013

First Busey Announces 2012 Fourth Quarter Earnings and Full Year Results

Champaign, IL – (Nasdaq: BUSE)

Message from our President & CEO

Net income for the fourth quarter of 2012 was $4.9 million and net income available to common shareholders was $4.0 million, or $0.05 per fully-diluted common share. These results were consistent with the third quarter in all three measures as shown in the financial tables accompanying this release. In comparison, the Company reported net income of $5.7 million and net income available to common shareholders of $4.5 million, or $0.05 per fully-diluted common share, for the fourth quarter of 2011.

Fourth quarter net income was influenced by impairments and exit costs relating to previously announced branch closures totaling approximately $1.8 million, as well as securities gains of $1.0 million and private equity fund gains of $0.7 million. In addition, we continued to experience temporary elevation in data processing and other costs of approximately $0.4 million related to the conversion of our core data processing system which was executed late in the third quarter. We believe that the majority of the conversion’s impacts are now behind us, and we expect the focus moving forward to be on optimizing data and reporting capabilities working alongside our new service partner. Other unusual expenses for the quarter included staff-related restructuring costs of $0.6 million designed to address the changing needs of our organization beyond our retail network, as we refine our operating model for the future and seek to balance growth with efficiency. In addition, income tax expense increased this quarter by $0.2 million relative to the third quarter of 2012, in part due to the State of Illinois enterprise zone reform which eliminated certain tax exemptions for which we previously qualified.

First Busey Corporation’s net income for the year ended December 31, 2012 was $22.4 million and net income available to common shareholders was $18.7 million, or $0.22 per fully-diluted common share, as compared to net income of $29.9 million and net income available to common shareholders of $24.5 million, or $0.29 per fully-diluted common share, for the year ended December 31, 2011. As net interest income margins have compressed, non-interest income sources of revenue have increased, as discussed in greater detail in the Operating Performance section of this report. The changes in net income from year to year are a reflection in large part of the previously disclosed commitment to our commercial banking and wealth management businesses, which have increased certain costs. This commitment is the centerpiece of our long term strategy to build quality asset and fee growth based upon solid capital and a careful balance of risk and return.

This growth initiative drove increases in gross loan balances for the third consecutive quarter, with loan balances of $2.07 billion at December 31, 2012, which was $37.8 million higher than at September 30, 2012. Commercial loan portfolios grew $27.5 million in the aggregate, with growth of $33.9 million in commercial and industrial loans, partially offset by a decline in commercial real estate and construction loans of $6.4 million. Residential real estate loans including loans held for sale also rose $10.9 million during the quarter. Growth occurred in targeted portfolios with positive changes in mix, as loans with the strongest risk grades increased, while loans with weaker grades declined during the quarter1.

 1A detailed description of the loan grading policy can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Our non-interest-bearing deposits of $611.0 million at December 31, 2012 grew from $510.1 million at September 30, 2012 and $503.1 million at December 31, 2011. Furthermore, our core deposits of $2.8 billion at December 31, 2012 increased from $2.7 billion at September 30, 2012 and $2.5 billion at December 31, 2011. Non-interest-bearing deposit growth has a positive influence on funding costs, while increasing core deposits provide a stable platform for continued asset growth.

As stated in the prior period release, the Company was pleased to announce the founding of Trevett Capital Partners (“Trevett”) during the fourth quarter of 2012. Trevett is a private wealth management boutique created to serve high net worth clientele in southwest Florida through a highly tenured team of sophisticated wealth management professionals, operating as a division of Busey Bank. Trevett builds upon our established presence in Florida and the broad capabilities of our existing Wealth Management operation to provide concierge service and tailored solutions for the accumulation and preservation of capital and generational legacies.

Capital Strength:  At the end of the fourth quarter of 2012, Busey Bank continued to exceed the capital adequacy requirements necessary to be considered “well-capitalized” under the regulatory guidance. First Busey Corporation’s Tangible Common Equity (TCE)2 decreased to $308.0 million at December 31, 2012 from $316.0 million at September 30, 2012, but increased from $306.5 million at December 31, 2011. TCE represented 8.58% of tangible assets at December 31, 2012 compared to 9.03% at September 30, 2012 and 9.09% at December 31, 2011.

The decline in TCE during the fourth quarter of 2012 primarily resulted from the acceleration of the Company’s 2013 first quarter dividend of $0.04 per common share into the fourth quarter of 2012 as well as an additional cash dividend of $0.04 per common share. The combined dividend of $0.08 per common share was paid on December 31, 2012 to shareholders of record as of December 24, 2012. The decision to pay both dividends on December 31, 2012 was due to the uncertainty surrounding U.S. tax policy and our desire to maximize shareholder value and return while potentially reducing the dividend income tax burden. The Company has an uninterrupted history of paying quarterly dividends to its common shareholders since it first began trading on the NASDAQ exchange in 1998.

2Tangible Common Equity is defined as common equity less tax effected goodwill and intangibles at the end of the reporting period.

Asset Quality:  While much internal focus has been directed toward organic growth, our commitment to credit quality remains strong, as evidenced by another quarter of positive trends across a range of credit indicators. At December 31, 2012, various asset quality measures (including loans 30-89 days past due, other non-performing assets, the ratio of non-performing assets to total loans plus other non-performing assets, and net charge-offs) were at their lowest levels in more than three years. Non-performing loans were essentially unchanged in the fourth quarter as compared to the third quarter, with closing balances for these periods representing the two lowest levels in over three years. In addition, although the allowance for loan losses to non-performing loans ratio was down slightly from the third quarter, the ratios for these periods represented the two highest quarterly levels in over three years. We continue to expect gradual improvement in our overall asset quality during 2013; however, this remains dependent upon market-specific economic conditions, and specific measures may fluctuate from quarter to quarter. The key metrics are as follows:

•	Non-performing loans increased very slightly by $0.2 million to $25.4 million at December 31, 2012 from $25.2 million at September 30, 2012, but decreased from $38.5 million at December 31, 2011.
o	Illinois/Indiana non-performing loans slightly increased to $17.8 million at December 31, 2012 from $17.4 million at September 30, 2012, but decreased from $27.7 million at December 31, 2011.
o	Florida non-performing loans decreased to $7.6 million at December 31, 2012 from $7.8 million at September 30, 2012 and $10.8 million at December 31, 2011.
•	Loans 30-89 days past due decreased to $2.3 million at December 31, 2012 from $7.9 million at September 30, 2012 and $4.7 million at December 31, 2011.
•	Other non-performing assets, primarily consisting of other real estate owned, decreased to $3.5 million at December 31, 2012 from $8.5 million at both September 30, 2012 and December 31, 2011.
•	The ratio of non-performing assets to total loans plus other non-performing assets at December 31, 2012 decreased to 1.39% from 1.65% at September 30, 2012 and 2.28% at December 31, 2011.
•	The allowance for loan losses to non-performing loans ratio decreased to 189.32% at December 31, 2012 from 195.38% at September 30, 2012, but increased from 151.91% at December 31, 2011.
•	The allowance for loan losses to total loans ratio decreased to 2.32% at December 31, 2012 from 2.42% at September 30, 2012 and 2.85% at December 31, 2011.
•
Net charge-offs of $4.7 million recorded in the fourth quarter of 2012 were lower than the $5.2 million recorded in the third quarter of 2012 and the $10.4 million recorded in the fourth quarter of 2011.

•	Provision expense of $3.5 million remained consistent with the amount recorded for the third quarter of 2012, and decreased from the $5.0 million recorded in the fourth quarter of 2011.

Operating Performance:  We believe we continue to demonstrate great progress in strengthening our balance sheet, diversifying revenue streams and developing appropriate platforms to sustain profitable organic growth. Our business outreach across our footprint has increased substantially, and we are encouraged by the volumes building in our loan pipeline and the new loan growth experienced in recent quarters.

While our expenses increased as we continued to shape our infrastructure to support our growth strategy, we were able to achieve revenue growth in the fourth quarter of 2012 relative to both the third quarter of 2012 and the fourth quarter of 2011 through diversified sources. Total revenue (net of interest expense and security gains) for the fourth quarter of 2012 was $42.2 million as compared to $40.6 million for the third quarter of 2012 and $41.3 million for the fourth quarter of 2011.

Total revenue (net of interest expense and security gains) for the year ended December 31, 2012 was $167.4 million as compared to $169.2 million for the year ended December 31, 2011. Non-interest income revenue sources helped offset declines in net interest income arising from slow asset growth and continued margin pressure. Total non-interest income (net of security gains) represented 39% of total revenue for the year ended December 31, 2012 and 34.8% for the year ended December 31, 2011.  Revenues from trust, brokerage and commissions, and remittance processing activities - which are primarily generated through Busey Wealth Management and FirsTech - represented 42% of non-interest income, providing a balance to traditional banking activities in a slow growth economy. We believe the recent addition of Trevett Capital Partners to our family of financial services will broaden our business base and enhance ongoing development of revenue sources.

Busey Wealth Management’s net income of $0.7 million for the fourth quarter of 2012 fell slightly from $0.8 million for the third quarter of 2012, but was comparable to the $0.7 million earned in the fourth quarter of 2011. Busey Wealth Management’s net income for the year ended December 31, 2012 was $3.4 million as compared to $3.1 million for the year ended December 31, 2011. FirsTech’s net income of $0.2 million for the fourth quarter of 2012 remained generally consistent with the amount earned in the third quarter of 2012 and the fourth quarter of 2011. FirsTech’s net income for the year ended December 31, 2012 was $0.9 million as compared to $1.4 million for the year ended December 31, 2011 due to decreased volume of online bill payments.

Other specific areas of operating performance are detailed as follows:

•
Net interest income slightly increased to $25.6 million in the fourth quarter of 2012 from $25.5 million in the third quarter of 2012, but decreased from $26.5 million for the fourth quarter of 2011. Net interest income for the year ended December 31, 2012 was $102.1 million compared to $110.4 million for the same period of 2011. Year-over-year net interest income declines were driven by decreases in average loan volumes, which have prompted initiatives to foster quality asset growth. Additional liquidity generated by our growing deposit base has primarily been deployed into our investment portfolio over the past year.

•
Net interest margin fell slightly to 3.20% for the fourth quarter of 2012 as compared to 3.25% for the third quarter of 2012 and 3.44% for the fourth quarter of 2011. The net interest margin for the year ended December 31, 2012 decreased to 3.24% compared to 3.52% for the same period of 2011. The Company continued to experience downward pressure on its yield on interest-earning assets resulting from a protracted period of historically low rates and heightened competition for assets, which has been experienced throughout the banking industry.

•
Residential mortgage loans posted another strong quarter of gains from sales totaling $3.6 million in the fourth quarter of 2012 compared to $3.3 million in the third quarter of 2012 and $3.5 million in the fourth quarter of 2011. During 2012, gains on sales of mortgage loans increased to $12.5 million compared to $10.9 million for the year ended December 31, 2011 resulting from an active market for refinancing.

•
Other non-interest income increased to $1.6 million for the fourth quarter of 2012 from $0.9 million for the third quarter of 2012 and $0.5 million for the fourth quarter of 2011. The increase over the prior quarter was due to $0.7 million of income earned on two of the Company’s private equity funds. Other non-interest income for the year ended December 31, 2012 increased to $7.2 million from $3.3 million for the comparable period of 2011. The Company recorded a total of $3.1 million from income earned on private equity funds in 2012. We have successfully invested in various private equity funds for more than ten years.

•
Salaries and wages and employee benefits increased to $17.0 million in the fourth quarter of 2012 as compared to $16.5 million in the third quarter of 2012 and $14.8 million in the fourth quarter of 2011. For the year ended December 31, 2012, salaries and wages and employee benefits totaled $64.8 million as compared to $53.2 million for the same period of 2011. The planned increase in 2012 represents our investment in additional talent to drive future business expansion, which includes our addition of Trevett Capital Partners. Temporary exit costs also added to fourth quarter expense, but these costs were partially offset by cost savings derived in other areas.

•
Data processing expense decreased to $2.7 million in the fourth quarter of 2012 from $3.6 million in the third quarter of 2012, but increased from $2.2 million for the fourth quarter of 2011. As discussed in the prior period release, we incurred various costs to implement our new core system in mid-September of 2012. Thus, the decline in data processing expense from the third quarter was anticipated due to a significantly lower level of conversion related expenses in the fourth quarter. For the year ended December 31, 2012, data processing expense totaled $11.1 million as compared to $8.6 million for the comparable period of 2011. The majority of the year-over-year increase also resulted from the costs of our core system conversion. These costs consisted of conversion fees of $0.4 million, deconversion and licensing fees to our prior provider of $0.7 million, and $0.3 million to enhance/upgrade certain non-core systems for compatibility with the new core system. The remaining increase was attributable to additional vendor fees related to the growth in online and mobile banking as well as enhancements to our internet banking service.

•
Other operating expense for the fourth quarter of 2012 increased to $6.9 million as compared to $5.1 million recorded for the third quarter of 2012 and $5.4 million recorded for the fourth quarter of 2011. The majority of the increase over the prior quarter was due to impairment charges related to previously announced branch closings scheduled for April 2013. The remaining increase was due to various conversion related expenses totaling $0.2 million. For the year ended December 31, 2012, other operating expense increased to $22.6 million as compared to $19.7 million for the comparable period of 2011. In addition to the recorded impairment charge and conversion costs, the remaining increase was due primarily to additional marketing and business development costs. These costs support our previously announced growth strategy initiatives.

•
Our quarterly efficiency ratio increased to 73.39% for the fourth quarter of 2012 from 71.71% for the third quarter of 2012 and 64.83% for the fourth quarter of 2011 due to the planned expense increases discussed in the preceding paragraphs including some non-recurring events. The efficiency ratio for the year ended December 31, 2012 was 68.54%, as compared to 59.03% for the same period of 2011. Efficiency ratios have been influenced throughout the year by a number of events (such as our core conversion and branch closures), which have been discussed either above or in previous earnings releases. Peer data from Federal Reserve system sources suggests that the Company has historically compared favorably to similarly-sized companies in terms of efficiency ratios, with averages for peers ranging between 65% and 67% during 2011 and the third quarter of 2012.

Overview and Strategy:

The Company takes great pride in the extensive organizational transformation successfully executed by our associates during 2012. From launching a new sales model in our commercial banking division which turned the corner on loan growth, to continued strides in strengthening credit, we believe we have positioned ourselves for greater opportunities in the future. With the creation of Trevett Capital Partners, we have expanded our wealth services capabilities in Florida, while also investing in talent to promote our fee-based wealth, payment processing and cash management business in the Midwest. We also completed a core conversion to support the developing product needs of our customers and the profitability metrics needed to dynamically manage a growing business.

In the latter part of the year, we engaged in a renewed focus  to carefully reexamine the structure of our franchise, asking ourselves the tough questions that ultimately drive healthy change; tactically growing in some areas while contracting in others. We committed to reduce our workforce in select areas of the Company based on our collective vision of the strongest path for broad-based future strength, profitability and growth, while renewing our strong commitment to superior customer service. To support a steady earnings flow to our shareholders, we elected to offset some of the related exit costs with securities gains.

Busey customers are increasingly seeking mobile channels to flexibly manage their finances. Following an extensive analysis of both customer needs and shareholder value, we closed two limited service branches and one full service branch at the end of the fourth quarter. We also finalized plans to close four more branches in strategic markets spread across Illinois during the second quarter of 2013. Our research indicated customer usage patterns at those facilities were duplicated by other nearby branches, enabling us to deploy our resources more efficiently through consolidation of our network. In addition, the Company is expanding its toll-free customer support hours, and continually monitors avenues of development for innovative mobile channels of delivery. The process of understanding and optimizing best avenues for service distribution will be an ongoing exercise. Our streamlined retail network will continue as a dynamic funding source for the Company with a relationship-driven focus to help our clients and communities flourish.

As we enter a new year, we will be monitoring our investments and revenue growth with the greatest of care as we strive to deliver optimal value to our Pillars. With a healthy capital foundation, consistent earnings and dividend history, strong credit quality, and a reinforced sales model, we believe we remain well positioned to explore potential external growth opportunities to enhance and complement our mission to achieve positive organic growth. We take pride in our past and look confidently towards our future, gratefully acknowledging the efforts of our associates, the business of our customers, and the continued support of Busey by you, our shareholders.

\s\ Van A. Dukeman

President & Chief Executive Officer

First Busey Corporation

SELECTED FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

		As of and for the			As of and for the
		Three Months Ended			Year Ended
		December 31,	September 30,	December 31,	December 31,	December 31,
		2012	2012	2011	2012	2011
EARNINGS & PER SHARE DATA
	Net income	$ 4,917	$ 4,909	$ 5,746	$ 22,357	$ 29,873
	Income available to common shareholders1	4,009	4,000	4,512	18,724	24,531
	Revenue2	42,220	40,623	41,318	167,401	169,238
	Fully-diluted earnings per share	0.05	0.05	0.05	0.22	0.29
	Cash dividends paid per share	0.12	0.04	0.04	0.24	0.16

	Net income by operating segment
	Busey Bank	$ 4,303	$ 4,642	$ 5,520	$ 19,162	$ 28,504
	Busey Wealth Management	716	780	678	3,363	3,095
	FirsTech	189	237	184	935	1,437

AVERAGE BALANCES
	Assets	$ 3,538,860	$ 3,488,429	$ 3,394,410	$ 3,503,676	$ 3,473,411
	Earning assets	3,259,254	3,204,169	3,108,069	3,221,564	3,186,956
	Deposits	2,887,639	2,866,727	2,768,045	2,862,164	2,814,191
	Interest-bearing liabilities	2,563,375	2,538,168	2,483,787	2,546,911	2,552,794
	Shareholders' equity - common	343,624	342,833	334,179	341,185	320,315
	Tangible shareholders' equity - common	309,719	308,095	296,924	306,040	281,740

PERFORMANCE RATIOS
	Return on average assets3	0.45%	0.46%	0.53%	0.53%	0.71%
	Return on average common equity3	4.64%	4.64%	5.36%	5.49%	7.66%
	Return on average tangible common equity3	5.15%	5.16%	6.03%	6.12%	8.71%
	Net interest margin3,5	3.20%	3.25%	3.44%	3.24%	3.52%
	Efficiency ratio4	73.39%	71.71%	64.83%	68.54%	59.03%
	Non-interest revenue as a % of total revenues2	39.30%	37.12%	35.92%	38.98%	34.77%

ASSET QUALITY
	Gross loans	$ 2,073,110	$ 2,035,319	$ 2,051,344
	Allowance for loan losses	48,012	49,213	58,506
	Net charge-offs	4,701	5,153	10,409	26,994	37,532
	Allowance for loan losses to loans	2.32%	2.42%	2.85%
	Allowance as a percentage of non-performing loans	189.32%	195.38%	151.91%
	Non-performing loans
	Non-accrual loans	25,104	25,129	38,340
	Loans 90+ days past due	256	59	173
	Geographically
	Illinois/ Indiana	17,757	17,377	27,748
	Florida	7,603	7,811	10,765
	Loans 30-89 days past due	2,285	7,895	4,712
	Other non-performing assets	3,450	8,486	8,452

1	Net income available to common shareholders, net of preferred dividend and 2011 TARP discount accretion
2	Total revenue, net of interest expense and security gains
3	Quarterly ratios annualized and calculated on net income available to common shareholders
4	Net of security gains and intangible charges
5	On a tax-equivalent basis, assuming a federal income tax rate of 35%

Condensed Consolidated Balance Sheets
(In thousands, except per share data2)	December 31,	September 30,	December 31,
	2012	2012	2011
Assets
Cash and due from banks	$351,255	$328,308	$315,053
Investment securities	1,001,497	964,187	831,749
Net loans, including loans held for sale	2,025,098	1,986,106	1,992,838
Premises and equipment	71,067	72,214	69,398
Goodwill and other intangibles	33,389	34,223	36,704
Other assets	135,750	144,626	156,380
Total assets	$3,618,056	$3,529,664	$3,402,122

Liabilities & Shareholders' Equity
Non-interest bearing deposits	$611,043	$510,146	$503,118
Interest-bearing deposits	2,369,249	2,382,378	2,260,336
Total deposits	$2,980,292	$2,892,524	$2,763,454

Securities sold under agreements to repurchase	139,024	131,753	127,867
Long-term debt	7,000	7,417	19,417
Junior subordinated debt owed to unconsolidated trusts	55,000	55,000	55,000
Other liabilities	27,943	25,649	27,117
Total liabilities	$3,209,259	$3,112,343	$2,992,855
Total shareholders' equity	$408,797	$417,321	$409,267
Total liabilities & shareholders' equity	$3,618,056	$3,529,664	$3,402,122

Per Share Data
Book value per common share	$3.88	$3.98	$3.89
Tangible book value per common share1	$3.49	$3.58	$3.46
Ending number of common shares outstanding	86,671	86,644	86,617

1 Total common equity less goodwill and intangibles divided by shares outstanding as of period end

2 Results are unaudited except for amounts reported as of December 31, 2011

Condensed Consolidated Statements of Operations
(In thousands, except per share data1)	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Interest and fees on loans	$24,164	$26,867	$98,614	$114,791
Interest on investment securities	4,420	4,362	18,302	18,028
Total interest income	$28,584	$31,229	$116,916	$132,819

Interest on deposits	2,470	4,124	12,496	18,660
Interest on short-term borrowings	71	78	314	405
Interest on long-term debt	96	230	648	1,442
Junior subordinated debt owed to unconsolidated trusts	318	319	1,312	1,919
Total interest expense	$2,955	$4,751	$14,770	$22,426

Net interest income	$25,629	$26,478	$102,146	$110,393
Provision for loan losses	3,500	5,000	16,500	20,000
Net interest income after provision for loan losses	$22,129	$21,478	$85,646	$90,393

Trust fees	4,347	3,892	17,592	15,657
Commissions and brokers' fees	524	443	2,102	1,858
Fees for customer services	4,471	4,438	17,363	17,914
Remittance processing	2,080	2,077	8,426	9,196
Gain on sales of loans	3,611	3,501	12,535	10,945
Net security gains	1,022	172	1,597	170
Other	1,558	489	7,237	3,275
Total non-interest income	$17,613	$15,012	$66,852	$59,015

Salaries and wages	14,702	12,666	53,668	43,344
Employee benefits	2,333	2,137	11,124	9,896
Net occupancy expense	2,301	2,135	8,899	8,897
Furniture and equipment expense	1,288	1,319	5,146	5,277
Data processing expense	2,695	2,210	11,061	8,635
Amortization expense	834	885	3,315	3,538
Regulatory expense	674	457	2,543	4,109
OREO expense	515	733	1,303	1,192
Other operating expenses	6,927	5,449	22,585	19,677
Total non-interest expense	$32,269	$27,991	$119,644	$104,565

Income before income taxes	$7,473	$8,499	$32,854	$44,843
Income taxes	2,556	2,753	10,497	14,970
Net income	$4,917	$5,746	$22,357	$29,873
Preferred stock dividends and discount accretion	$908	$1,234	$3,633	$5,342
Income available to common shareholders	$4,009	$4,512	$18,724	$24,531

Per Share Data
Basic earnings per common share	$0.05	$0.05	$0.22	$0.29
Fully-diluted earnings per common share	$0.05	$0.05	$0.22	$0.29
Diluted average common shares outstanding	86,679	86,610	86,652	85,312

1 Results are unaudited except for amounts reported for the year ended December 31, 2011

Corporate Profile

First Busey Corporation is a $3.6 billion financial holding company headquartered in Champaign, Illinois. Busey Bank, First Busey Corporation’s wholly-owned bank subsidiary, is headquartered in Champaign, Illinois and currently has thirty full service and two limited service banking centers serving Illinois, a full service banking center in Indianapolis, Indiana, and seven full service banking centers serving southwest Florida.  Busey Bank had total assets of $3.6 billion as of December 31, 2012.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation. Through Busey Trust Company, Busey Wealth Management provides asset management, investment and fiduciary services to individuals, businesses and foundations. As of December 31, 2012, Busey Wealth Management managed approximately $4.2 billion in assets.

Through Busey Bank, First Busey Corporation owns a retail payment processing subsidiary, FirsTech, Inc., which processes over 22 million transactions per year through online bill payments, lockbox processing and walk-in payments through its 3,100 agent locations in 38 states.

Busey Bank also provides electronic delivery of financial services through its website, www.busey.com.

Contact:
David B. White, CFO
217-365-4047

Special Note Concerning Forward-Looking Statements
This document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats or attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business (including the impact of Basel III and the Dodd-Frank Wall Street Reform and Consumer Protection Act and the extensive regulations to be promulgated thereunder); (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.